EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-49494, 333-56654, 333-77052, 333-89220, 333-104100, 333-118048, 333-124660 and 333-131402) of Transmeta Corporation of our reports (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 28, 2007, relating to the consolidated financial statements as of December 31, 2006 and 2005, and for each of the two years in the period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which appear in this Form 10-K.

/s/ Burr, Pilger, & Mayer LLP
San Jose, California
March 28, 2007